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                                                                    Exhibit 99.1

NEWS RELEASE

Contact:  David Amy, EVP & CFO
          Lucy Rutishauser, Treasurer
          (410) 568-1500


         Sinclair Broadcast Group Announces Private Securities Offering

     BALTIMORE (March 5, 2002) -- Sinclair Broadcast Group, Inc. (NASDAQ: SBGI) announced today a proposed $300 million private offering of Senior Subordinated Notes (the "Notes"). The Notes will have a maturity of 2012 and will be offered only to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act of 1933, as amended) and/or to non-U.S. persons pursuant to Regulation S under the 1933 Act.

     Sinclair intends to use the net proceeds of the proposed private offering to repay a portion of its Term B Loans under its senior bank credit facility.

     The Notes proposed to be offered by Sinclair have not been and will not be registered under the Securities Act of 1933, as amended, or any state securities or blue sky laws and may not be offered or sold in the United States or in any state thereof absent registration or an applicable exemption from the registration requirements of such laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the proposed Notes.

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